
                                                                         NSAR ITEM 77O

                                                               VK Select Sector Municipal Trust
                                                                      10f-3 Transactions

  UNDERWRITING #             UNDERWRITING            PURCHASED FROM    AMOUNT OF SHARES  % OF UNDERWRITING   DATE OF PURCHASE
                                                                         PURCHASED
         1         New York Dorm Authority - Mental    JP Morgan          1,745,000             1.22           10/06/00
                              Health


Underwriting Participants

Underwriter #1:
----------------
Bear Stearns & Co., Inc.
First Albany Corporation
Morgan Stanley & Co., Incorporated
Raymond James and Associates, Inc.
Salomon Smith Barney
Fleet Securities, Inc.
Ramirez & Co., Inc.
William E. Simon & Sons Municipal Securities, Inc.